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                                                                     Exhibit 5.6

July 8, 2003

CanWest Media Inc.
CanWest Finance Inc.
- And -
CanWest Global Broadcasting Inc.
C/O CanWest Media Inc.
31st Floor, TD Centre
201 Portage Avenue
Winnipeg, Manitoba
Canada  R3B 3L7

Re:  Exchange of US$200.0 Million 7 5/8% Series A Senior Notes for Registered
     7 5/8% Series B Senior Notes due 2013 of CanWest Media Inc.
________________________________________________________________________________

Dear Sirs/Mesdames:

A.  INTRODUCTION

We have acted as Quebec counsel to CanWest Finance Inc. and CanWest Global Broadcasting Inc. (referred to herein collectively as the "Quebec Parties" and individually as a "Quebec Party") in connection with the offer (the "Exchange Offer") by CanWest Media Inc. (the "Issuer") to exchange its Registered 7 5/8% Series B Senior Notes due 2013 (the "Exchange Notes") for up to U.S.$200,000,000 of its outstanding 7 5/8% Series A Senior Notes due 2013 (the "Initial Notes"). This opinion is being delivered to you for filing as an exhibit to the Registration Statement on Form F-4 (the "Registration Statement") to be filed by the Issuer, the Quebec Parties and the other guarantors identified therein including Global Communications Limited as general partner for Global Television Network Quebec, Limited Partnership/Reseau de television Global Quebec, Societe en commandite (the "Quebec Limited Partnership") (collectively, the "Guarantors") with the U.S. Securities and Exchange Commission on or about the date hereof pursuant to the U.S. Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of the Exchange Notes and the related guarantee of the Guarantors (including the Quebec Parties) (the "Guarantee") under the Securities Act. The Initial Notes were issued, and the Exchange Notes will be issued, pursuant to an Indenture, dated as of April 3, 2003 (the "Indenture") among the Issuer, the Guarantors and The Bank of New York, as Trustee.

B.  SCOPE OF EXAMINATION

For the purposes of the opinions expressed hereinafter, we have examined original executed, certified or facsimile copies of the Indenture and the Guarantee.

We have also examined originals or photostatic, facsimile or certified copies of such corporate records of the Quebec

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Parties, certificates of public officers and representatives of the Quebec
Parties and such other documents that we have deemed relevant and necessary as the basis for the opinions expressed herein.

As to certain questions of fact material to our opinions, we have also examined and relied upon a certificate of an officer of the Issuer dated as of the date hereof (the "Officer's Certificate").

Although we maintain the minute books of the Quebec Parties, we record therein only those transactions and events that we are instructed by the Quebec Parties to record. For the purposes of the opinions hereinafter expressed, we have assumed that such instructions received by us are accurate and complete as regards the transactions and events which have occurred and are relevant to either one of the Quebec Parties. Notwithstanding the foregoing, we have no knowledge that any fact set forth or reflected in the minute books of the Quebec Parties is not accurate and complete. The use of the terms "knowledge" and the expressions "to our knowledge" and similar expressions in this opinion letter to qualify our opinion with respect to the existence or absence of any facts referred to herein are intended to indicate that (a) during the course of our representation of the Quebec Parties in connection with this transaction and maintenance of the minute books of the Quebec Parties, no information has come to the attention of our attorneys involved in such transaction which has given us actual knowledge of the existence or absence of such facts and (b) we have undertaken no independent investigation to determine the existence or absence of such facts. With respect to the Quebec Limited Partnership, we have relied on a Certificat d'attestation (Statutory Certificate) of even date issued by the Inspector General of Financial Institutions of Quebec under An Act respecting the Legal Publicity of Sole Proprietorships, Partnerships and Legal Persons (Quebec).

In our examination of all documents, we have assumed:

(i)     that all individuals had the requisite legal capacity;

(ii)    that all signatures are genuine;

(iii) that all documents submitted to us as originals are complete and authentic and all photostatic, certified, notarial, telecopied or other copies conform to the originals;

(iv) the completeness, truth, currency and accuracy of all facts in official public records and registers and certificates and other documents supplied by public officials;

(v) that all facts addressed and statements made in the Officer's Certificate are complete, true and accurate as of the date of this opinion letter;

(vi) the due incorporation and the corporate status, power, capacity and good standing of each party to the Indenture or the Guarantee other than the Quebec Parties;

(vii) that each party to the Indenture or the Guarantee other than the Quebec Parties has the necessary corporate power and authority to enter into the Indenture or the Guarantee as the case may be and to perform its obligations thereunder and has duly authorized, executed and delivered the Indenture or the Guarantee as the case may be and that the

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        Indenture and the Guarantee constitute legal, valid and binding obligations of such parties, enforceable against each of them in accordance with their terms;

(viii) that the laws of the Province of Quebec govern the execution and delivery of the Indenture and the Guarantee;

(ix) that neither the execution and delivery of the Indenture and the Guarantee by each party thereto other than the Quebec Parties nor the consummation of the transactions contemplated thereby conflicts with or results in a breach of such party's constating documents or by-laws;

(x) that, under the laws applicable thereto, the obligations sought to be guaranteed pursuant to the Guarantee are legal, valid and binding obligations, enforceable in accordance with their terms;

(xi) that in providing the financial assistance contemplated in the Indenture and the Guarantee, each of the Quebec Parties meets the financial tests set forth in Section 123.66 of the Companies Act (Quebec).

Our opinion has been sought with respect to the laws of Province of Quebec only and we have made no independent investigation of the laws of any jurisdiction other than the laws of the Province of Quebec and the federal laws of Canada applicable therein. The opinions hereinafter expressed are limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein in effect on the date hereof ("Quebec Law").

C.  OPINIONS

Based upon the foregoing and subject to the qualifications set forth hereinafter, we are of the opinion that:

1. Each of the Quebec Parties (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Quebec, and (ii) has the corporate power, capacity and authority to enter into and perform its obligations under each of the Indenture and the Guarantee and to conduct its business as now conducted and to own or lease its assets.

2. The Quebec Limited Partnership is a limited partnership registered under the laws of the Province of Quebec;

3. The execution and delivery of and performance by each of the Quebec Parties of each of the Indenture and the Guarantee and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of such Quebec Party.

4. Each Quebec Party has duly executed and delivered the Indenture and the Guarantee.

5. None of the execution and delivery of or performance by each Quebec Party of its obligations under the Indenture and the Guarantee or compliance by such Quebec Party with the

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terms and provisions thereof or the consummation of the transactions contemplated therein will violate any provision of the constating documents or by-laws of such Quebec Party.

6. None of the execution and delivery of the Indenture and the Guarantee by each Quebec Party or performance by each Quebec Party of its obligations under the Indenture and the Guarantee or compliance by such Quebec Party with the terms and provisions thereof or the consummation of the transactions contemplated therein will contravene any applicable provision of any law, statute, rule or regulation applicable in the Province of Quebec of any governmental authority.


D.  QUALIFICATIONS

The opinions expressed above, insofar as they relate to the legality, validity, binding nature and enforceability of the Guarantee, are expressly subject to laws concerning bankruptcy, insolvency, reorganization, prescription and similar laws relating to creditors' rights generally.

Furthermore, the legality, validity, binding nature and enforceability of the Guarantee may be limited by general principles of equity and no opinion is given as to any specific remedy that may be granted, imposed or rendered, including, without limitation, equitable remedies such as specific performance and injunctions.

The opinions expressed above regarding the legality, validity, binding nature and enforceability of the Guarantee must be read as being subject to the following qualifications:

(a) every creditor must act in good faith and exercise its rights and recourse in a reasonable and non-abusive manner. Thus, without limiting the generality of the foregoing, when a contractual provision grants a creditor the right to take certain steps or make certain decisions in its entire discretion, that discretion may only be exercised by the creditor in a reasonable and non-abusive manner, notwithstanding the express contractual terms;

(b) a Quebec Court has wide discretion to pronounce the nullity of a contract of loan, order the reduction of the obligations arising therefrom or revise the terms and conditions of their performance, to the extent that it finds, in light of the risk and the surrounding circumstances, that there has been lesion with respect to one of the parties;

(c) a creditor is generally not entitled to resolve or resiliate a contract where the debtor's default on which such right is based is of minor importance;

(d) provisions which purport to allow the severance of invalid, illegal or unenforceable provisions or restrict their effect may not be valid;

(e) debtors must be given a reasonable time to make payment of any amount demanded in respect of any obligation payable on demand or without notice and creditors will be precluded from enforcing the credit and security documents relating to such obligation during such period of time;
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(f)     provisions which suggest or provide that modifications, amendments or waivers that are not in writing will not be effective, may not be valid;

(g) Article 2345 of the Civil Code of Quebec ("C.C.Q.") obliges the creditor under a guarantee to provide, upon request from the guarantor, any useful information respecting the content and the terms and conditions of the principal obligation and the progress made in its performance and accordingly, we express no opinion on the legality, validity or enforceability of any provision of the Guarantee which may contravene the provisions of said article;

(h) the provisions of Article 2355 C.C.Q. render null any renunciation in advance of the benefit of subrogation by a guarantor; consequently, it could be argued that, if as a result of the acts of any of the guaranteed creditors, a Quebec Party could no longer be usefully subrogated to the rights of such guaranteed creditors, or if a Quebec Party were to be deprived of a security or a right which it could have set up by subrogation, such Quebec Party would be discharged in accordance with the provisions of Article 2365 C.C.Q., to the extent of the prejudice that such Quebec Party has suffered, notwithstanding any provisions of the Guarantee to the contrary;

(i) as the Guarantee may be construed to cover future or indeterminate debts, the Quebec Party may, as permitted by Article 2362 C.C.Q., terminate its obligations as guarantor thereunder after three years (so long as the guaranteed indebtedness has not become exigible) by giving prior and sufficient notice to the Issuer, any other guarantor of such indebtedness and the guaranteed creditors; notwithstanding such termination of the Guarantee, each Quebec Party would remain liable for guaranteed debts existing at the time of such termination;

(j) any provision of the Guarantee purporting to allow the Issuer or any of the guaranteed creditors to increase the obligations guaranteed by the Guarantee or otherwise amend such obligations without the consent of the Quebec Parties might not be enforced by a Quebec Court and accordingly, we express no opinion on the legality, validity or enforceability of the Guarantee to the extent that such obligations are modified or amended without the consent of the relevant Quebec Party; and

(k) Article 2341 C.C.Q. provides that a guarantee may not be contracted under conditions more onerous than those applicable to the guaranteed obligations. Consequently, to the extent a Quebec Court would be of the opinion that any guarantee created under the terms of the Guarantee is granted under more onerous conditions than the principal obligations secured thereunder, such guarantee would be reducible to the measure of the principal obligation.

The opinion expressed in paragraph 5 of Part C of this opinion letter does not constitute an opinion on the legality, validity, binding nature or enforceability of the Indenture and the Guarantee under Quebec Law.
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Under the provisions of the Currency Act (Canada), courts in Canada are precluded from rendering any monetary judgments in any currency other than the lawful currency of Canada.

E.  RELIANCE

This opinion is solely for the benefit of the addressees and their permitted assigns and participants and not for the benefit of any other person, except that Kaye Scholer LLP may rely on this opinion with respect to matters governed by Quebec law for purposes of its opinion to the Issuer and the other addressees identified therein dated on or about the date hereof. It is rendered solely in connection with the transaction to which it relates. It may not be quoted, in whole or in part, or otherwise referred to or used for any other purpose without our prior written consent.

Notwithstanding the foregoing, this opinion is being delivered in connection with the Registration Statement and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby acknowledge that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or under the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours truly,

/s/ FASKEN MARTINEAU DUMOULIN LLP
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                                  CERTIFICATE

TO:  Osler, Hoskin & Harcourt LLP
     Torys LLP
     Pitblado
     Fasken Martineau DuMoulin LLP
     (collectively, "Counsel")

RE: Offer by CanWest Media Inc. (the "Company") to exchange the Company's 7-5/8% Series B Senior Notes due 2013 (the "Exchange Notes") for up to U.S.$200,000,000 of the Company's outstanding 7-5/8% Series A Senior Notes due 2013 (the "Initial Notes")

--------------------------------------------------------------------------------

In connection with the opinions to be provided by Counsel concerning the transaction described above, the undersigned certifies for and on behalf of the Company, and not personally, as follows:

1. The undersigned is the Associate General Counsel and Assistant Secretary of CanWest Global Communications Corp. ("CanWest") and of the Company and as such is familiar with the books and records, business and properties of the Company and each of the corporations and partnerships listed on Schedule A hereto (each, a "Canadian Guarantor" and, collectively, the "Canadian Guarantors").

2. The corporate and partnership records and minute books of the Company and each of the Canadian Guarantors provided to Counsel (as indicated on Schedule A hereto) in connection with the offering of the Initial Notes on April 3, 2003 are the original or duplicate corporate and partnership records and minute books of the Company and each of the Canadian Guarantors and contain all articles, partnership agreements and declarations and by-laws of the Company and each of the Canadian Guarantors, current directors', partners' and shareholders' registers of the Company and each of the Canadian Guarantors and all resolutions and minutes of all meetings or other proceedings of the shareholders, partners or directors (or any committee thereof) of the Company or any of the Canadian Guarantors during such periods noted in such corporate and partnership records and minute books. Such corporate and partnership records and minute books are true, correct and complete in all material respects and, since being made available to such Counsel in connection with the offering of the Initial Notes on April 3, 2003, there have been no changes, additions or alterations thereto, other than those changes, additions or alterations thereto, which have been delivered to such Counsel.

3. As of the date of this certificate, no winding up, liquidation, dissolution, insolvency, bankruptcy, amalgamation, reorganization or continuation proceedings have been commenced or are being contemplated by CanWest, the Company or any of the Canadian Guarantors and, after due inquiry, neither CanWest nor the Company has no knowledge of any such proceedings having been commenced or being contemplated by any other party.

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4.  No unanimous shareholders' agreement has been entered into with respect to
    CanWest, the Company or any of the Canadian Guarantors.

5. The undersigned acknowledges that this certificate is to be relied upon by Counsel in rendering their respective opinions, and may be relied upon by the addressees of such opinions.

    DATED July 7th, 2003.

                                            /s/ Pamela Harrod
                                            ------------------------------------
                                            Name:  Pamela Harrod
                                            Title: Associate General Counsel and
                                                   Assistant Secretary
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                                   SCHEDULE A

                              CANADIAN GUARANTORS

     SUBSIDIARY                                                 COUNSEL
     ----------                                                 -------
1.   2846551 Canada Inc. (CBCA)                                 Oslers
2.   3919056 Canada Ltd. (CBCA)                                 Oslers
3.   Apple Box Productions Sub Inc. (CBCA)                      Torys
4.   BCTV Holdings Inc. (CBCA)                                  Torys
5.   Calgary Herald Group Inc. (CBCA)                           Oslers
6.   CanWest Finance Inc./Financiere CanWest Inc. (Quebec)      Faskens
7.   CanWest Global Broadcasting Inc./Radiodiffusion CanWest    Faskens
     Global Inc. (Quebec)
8.   CanWest Interactive Inc. (CBCA)                            Oslers
9.   CanWest Media Sales Limited (CBCA)                         Torys
10.  CanWest -- Montreal R.P. Holdings Inc. (CBCA)              Oslers
11.  CanWest Publications Inc. (CBCA)                           Oslers
12.  CanWest -- Windsor R.P. Holdings Inc. (CBCA)               Oslers
13.  CHBC Holdings Inc. (CBCA)                                  Torys
14.  CHEK Holdings Inc. (CBCA)                                  Torys
15.  Clarinet Music Inc. (Ontario)                              Torys
16.  Edmonton Journal Group Inc. (CBCA)                         Oslers
17.  Fox Sports World Canada Holdco Inc. (CBCA)                 Torys
18.  Global Centre Inc. (Ontario)                               Torys
19.  Global Communications Limited (Manitoba)                   Pitblado
20.  Global Television Centre Ltd. (CBCA)                       Oslers
21.  Global Television Network Inc. (CBCA)                      Oslers
22.  Global Television Network Quebec, Limited                  Faskens/Pitblado
     Partnership/Reseau de Television Global Quebec, Societe
     en commandite (Quebec)
23.  Global Television Specialty Networks Inc. (CBCA)           Oslers
24.  Lonestar Holdco Inc. (CBCA)                                Torys
25.  Lower Mainland Publishing Group Inc. (CBCA)                Oslers
26.  Montreal Gazette Group Inc. (CBCA)                         Oslers
27.  Multisound Publishers Ltd. (CBCA)                          Oslers
28.  Nanaimo Daily News Group Inc. (CBCA)                       Oslers
29.  ONtv Holdings Inc. (CBCA)                                  Torys
30.  Ottawa Citizen Group Inc. (CBCA)                           Oslers
31.  Pacific Newspaper Group Inc. (CBCA)                        Oslers
32.  Port Alberni Times Group Inc. (CBCA)                       Oslers
33.  ReachCanada Contact Centre Limited (CBCA)                  Torys
34.  Regina Leader Post Group Inc. (CBCA)                       Oslers
35.  RetroVista Holdco Inc. (CBCA)                              Torys
36.  Saskatoon StarPhoenix Group Inc. (CBCA)                    Oslers
37.  Southam Digital Inc. (CBCA)                                Oslers

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38.  Studio Post & Transfer Sub Inc. (CBCA)          Torys
39.  Vancouver Island Newspaper Group Inc. (CBCA)    Oslers
40.  Victoria Times Colonist Group Inc. (CBCA)       Oslers
41.  Western Communications Inc. (CBCA)              Oslers
42.  WIC Mobile TV Inc. (CBCA)                       Oslers
43.  WIC Television Production Sub Inc. (CBCA)       Torys
44.  WIC TV Amalco Inc. (CBCA)                       Oslers
45.  Windsor Star Group Inc. (CBCA)                  Oslers
46   Xtreme Sports Holdco Inc. (CBCA)                Torys